                                                                EXHIBIT 10.19(1)


                       STOCK PURCHASE AND SALE AGREEMENT


                          DATED AS OF MARCH 10, 1997



                                    BETWEEN


                        CHART HOUSE ENTERPRISES, INC.,


                          CHART HOUSE INVESTORS, LLC


                                      AND


                              ALPHA/ZFT PARTNERSHIP

                               TABLE OF CONTENTS
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ARTICLE 1.  PURCHASE AND SALE OF INITIAL SHARES AND
            ADDITIONAL SHARES.................................................      1

   1.1      Purchase and Sale of Initial Shares...............................      1
   1.2      Purchase and Sale of Additional Shares............................      2
   1.3      Closings..........................................................      2
   1.4      Definitions.......................................................      2

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................      2

   2.1      Organization and Qualification; Subsidiaries......................      2
   2.2      Capitalization of the Company and Its Subsidiaries................      3
   2.3      Authority Relative to This Agreement..............................      4
   2.4      Non-Contravention; Required Filings and Consents..................      4
   2.5      SEC Reports.......................................................      5
   2.6      Absence of Certain Changes........................................      6
   2.7      Brokers...........................................................      6
   2.8      Absence of Litigation.............................................      6
   2.9      Taxes.............................................................      7
   2.10     Employee Benefits.................................................      7
   2.11     Environmental Matters.............................................      9
   2.12     Intellectual Property.............................................     10
   2.13     Material Contracts................................................     10
   2.14     Compliance........................................................     10
   2.15     Related Party Transactions........................................     11
   2.16     Real Property.....................................................     11
   2.17     Labor Matters.....................................................     12
   2.18     Takeover Status...................................................     13
   2.19     Voting Requirements...............................................     13
   2.20     Compliance with Securities Laws...................................     13

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ALPHA.............     13

   3.1      Organization......................................................     13
   3.2      Authority Relative to this Agreement..............................     13
   3.3      Non-Contravention; Required Filings and Consents..................     14
   3.4      Brokers...........................................................     14
   3.5      Absence of Litigation.............................................     14

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                                       i
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   3.6      Investment Intent.................................................     14

ARTICLE 4.  COVENANTS.........................................................     15

   4.1      Conduct of the Business...........................................     15
   4.2      No Solicitation...................................................     16
   4.3      Notification of Certain Matters...................................     17
   4.4      Access to Information.............................................     17
   4.5      Reasonable Best Efforts...........................................     18
   4.6      Public Announcements..............................................     18
   4.7      Stockholders' Meeting.............................................     18
   4.8      Board of Directors................................................     19
   4.9      New York Stock Exchange Listing...................................     19
   4.10     Limitations on Transfer of Initial Shares and Additional Shares...     19
   4.11     Expense Reimbursement and Break-Up Fee............................     20
   4.12     Use of Proceeds...................................................     20
   4.13     Guarantee of Alpha................................................     20

ARTICLE 5.  CONDITIONS PRECEDENT..............................................     21

   5.1      Conditions to Each Party's Obligations with Respect to Sale
             and Purchase of the Initial Shares...............................     21
   5.2      Conditions to the Obligation of Purchaser with Respect to
             Purchase of the Initial Shares...................................     21
   5.3      Conditions to the Obligation of the Company with Respect
             to Sale of the Initial Shares....................................     22
   5.4      Conditions to Each Party's Obligations with Respect to Sale
             and Purchase of the Additional Shares............................     22
   5.5      Conditions to the Obligation of Purchaser with Respect to
             Purchase of the Additional Shares................................     23
   5.6      Conditions to the Obligation of the Company with Respect
             to Sale of the Additional Shares.................................     23

ARTICLE 6. INDEMNIFICATION; REMEDIES..........................................     23

   6.1      Survival of Representations and Warranties........................     23
   6.2      Indemnification and Payment of Damages by the Company.............     23
   6.3      Indemnification and Payment of Damages by Purchaser...............     24
   6.4      Time Limitations..................................................     24
   6.5      Limitations On Amount.............................................     24
   6.6      Other Limitations.................................................     25
   6.7      Procedure for Indemnification.....................................     25
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                                      ii
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ARTICLE 7.  DEFINITIONS.........................................................   25

    7.1     Definitions.........................................................   25

ARTICLE 8.  MISCELLANEOUS.......................................................   28

    8.1     Termination.........................................................   28
    8.2     Procedure upon Termination..........................................   28
    8.3     Abandonment of Additional Closing...................................   28
    8.4     Amendment...........................................................   29
    8.5     Extension; Waiver...................................................   29
    8.6     Execution in Counterparts; Facsimile Signatures.....................   29
    8.7     Notices.............................................................   29
    8.8     Waivers.............................................................   31
    8.9     Publicity...........................................................   31
    8.10    Severability........................................................   31
    8.11    Applicable Law......................................................   31
    8.12    Headings............................................................   31
    8.13    Entire Agreement....................................................   31
    8.14    Assignment, Etc.....................................................   31
    8.15    No Third-Party Rights...............................................   31

EXHIBITS

     Exhibit A  Standstill Agreement between Purchaser and the Company

                       STOCK PURCHASE AND SALE AGREEMENT


     THIS STOCK PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of March 10, 1997, between CHART HOUSE ENTERPRISES, INC., a Delaware corporation (the "Company"), CHART HOUSE INVESTORS, LLC, a Delaware limited liability company ("Purchaser"), and, solely for purposes of Section 4.13 of this Agreement, ALPHA/ZFT PARTNERSHIP, an Illinois general partnership ("Alpha").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company and Purchaser desire to effect the sale and purchase of newly issued shares of Common Stock of the Company, par value $0.01 per share (the "Common Stock"), as described herein, which sale and purchase will be accomplished in two installments and will result in Purchaser owning 29.2% of the capital stock of the Company outstanding after completion of both installments of such sale and purchase;

     WHEREAS, as the first installment of such sale and purchase, the Company will issue to Purchaser, and Purchaser will purchase from the Company, 1,641,750 newly issued shares of Common Stock (the "Initial Shares"), on the terms and subject to the conditions set forth herein;

     WHEREAS, as the second installment of such sale and purchase, the Company will issue to Purchaser, and Purchaser will purchase from the Company, 1,758,250 newly issued shares of Common Stock (the "Additional Shares"), which taken together with the Initial Shares shall collectively equal 29.2% of the outstanding Common Stock after issuance of the Initial Shares and the Additional Shares, on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements set forth herein and other good and valuable consideration the receipt of which is hereby acknowledged, each of the parties hereto agrees as follows:

          ARTICLE 1.  PURCHASE AND SALE OF INITIAL SHARES
                      AND ADDITIONAL SHARES; CLOSINGS; DEFINITIONS

     1.1  Purchase and Sale of Initial Shares.  Subject to the applicable terms
          -----------------------------------
and conditions set forth herein, the Company hereby agrees to issue and sell to Purchaser, and Purchaser hereby agrees to purchase from the Company, the Initial Shares, free and clear of all liens, claims, encumbrances and pre-emptive rights, other than any created by Purchaser. In consideration for the Initial Shares, Purchaser hereby agrees to pay to the Company, in cash, a purchase price of $5.75 per share for the Initial Shares, for an aggregate purchase price of $9,440,063 (the "Initial Purchase Price").

     1.2  Purchase and Sale of Additional Shares.  Subject to the applicable
          --------------------------------------
terms and conditions set forth herein, the Company hereby agrees to issue and sell to Purchaser, and Purchaser hereby agrees to purchase from the Company, the Additional Shares, free and clear of all liens, claims, encumbrances and pre-emptive rights, other than any created by Purchaser. In consideration for the Additional Shares, Purchaser hereby agrees to pay to the Company, in cash, a purchase price of $5.75 per share for the Additional Shares, for an aggregate purchase price of $10,109,937 (the "Additional Purchase Price").

     1.3  Closings.  (a)  The closing of the issuance of the Initial Shares (the
          --------
Initial Closing") shall take place at the offices of Seyfarth, Shaw, Fairweather & Geraldson, located at 55 East Monroe Street, Chicago, Illinois, on the date of execution of this Agreement (the "Initial Closing Date") or such other place or date as the parties may mutually agree. At the Initial Closing, Purchaser shall pay the Initial Purchase Price for the Initial Shares to the Company by wire transfer of immediately available funds to the account or accounts of the Company previously specified by the Company to Purchaser, and the Company shall deliver to Purchaser certificates representing the Initial Shares registered in the name of Purchaser and bearing the legend described in Section 4.10 hereof.

          (b) The closing of the issuance of the Additional Shares (the "Additional Closing") shall take place at the location specified in paragraph
(a) above, on the day (the "Additional Closing Date") which is the third business day following satisfaction, or waiver by the affected party, of each condition to the obligations of Purchaser and the Company to consummate such issuance as specified in this Agreement, or such other place or date as the parties may mutually agree. At the Additional Closing, Purchaser shall pay the Additional Purchase Price for the Additional Shares to the Company by wire transfer of immediately available funds to the account or accounts of the Company previously specified by the Company to Purchaser, and the Company shall deliver to Purchaser certificates representing the Additional Shares, registered in the name of Purchaser and bearing the legend described in Section 4.10 hereof.

     1.4  Definitions.  Certain terms not otherwise defined in this Agreement
          -----------
shall have the meanings ascribed thereto in Article 7 hereof.

                 ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

     The Company hereby represents and warrants to Purchaser as follows:

     2.1  Organization and Qualification; Subsidiaries.
          --------------------------------------------

     2.1.1 Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     2.1.2 Each of the Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.

     2.1.3 The Company has heretofore furnished to Purchaser complete and correct copies of the Certificate of Incorporation and By-Laws, or other equivalent organizational documents, as amended, for the Company and each of its subsidiaries. Such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its subsidiaries. None of the Company or any of its subsidiaries are in violation of any of the provisions of its respective organizational documents.

     2.1.4 Except as set forth on Schedule 2.1.4 and except for the ownership of the capital stock of its subsidiaries by the Company, none of the Company or any of its subsidiaries owns any direct or indirect economic or voting interest in any person, except for investments of less than 1% of any corporation listed on a national securities exchange.

     2.2  Capitalization of the Company and Its Subsidiaries.  The authorized
          --------------------------------------------------
capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, par value $.01 per share, of which, as of the date of this Agreement, 8,262,513 shares of Common Stock are issued and outstanding and (ii) 10,000,000 shares of Preferred Stock, par value $1.00 per share, of which, as of the date of this Agreement, no shares are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, Employee Options to purchase an aggregate of 610,500 shares of Common Stock are outstanding and warrants to purchase 435,000 shares of Common Stock are outstanding and held by Metropolitan Life Insurance Company, First Boston LBO, Inc. or their successors and assigns (the "Warrants"). Except as set forth above and except as set forth on Schedule 2.2, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no written or oral options, subscriptions, warrants, convertible securities, calls, preemptive or rescission rights or other rights to acquire from the Company, and no obligation of the Company to issue, deliver or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents (including, without limitation, stock appreciation rights), interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on Schedule 2.2, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is directly or indirectly owned by the Company, free and clear of all

Liens. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any subsidiary of the Company. No bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of the Company may vote are issued or outstanding. The number of shares of Common Stock constituting the Initial Shares shall be equal to 19.9% of the outstanding shares of Common Stock at the time of the Initial Closing, without giving effect to the issuance of the Initial Shares. The Initial Shares and the Additional Shares shall constitute 29.2% of the outstanding shares of Common Stock at the time of the Additional Closing, after giving effect to the issuance of the Initial Shares and the Additional Shares, but before giving effect to any other issuances after the date hereof pursuant to exercise of Employee Options or the Warrants or pursuant to the 1996 Nonemployee Directors Stock Compensation Plan.

     2.3  Authority Relative to This Agreement.  The Company has all necessary
          ------------------------------------
corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to issuance to Purchaser of the Additional Shares in accordance with the terms of this Agreement, the stockholder approval specified in Section 5.4.1. The Board has approved the transactions contemplated hereby so as to render inapplicable to such transactions, including, without limitation, the issuance to Purchaser of the Initial Shares and the Additional Shares, the restrictions contained in Section A of Article Eighth of the Certificate of Incorporation of the Company and the restrictions contained in Section 203 of the Delaware General Corporation Law. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms and the other agreements and instruments to be executed, delivered and performed by the Company in connection with the transactions contemplated hereby will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms. Upon the issuance thereof, the Initial Shares and the Additional Shares shall have been duly authorized and validly issued, and will be fully paid, nonassessable and free of all Liens, other than any created by Purchaser, and free of all preemptive and rescission rights.

     2.4  Non-Contravention; Required Filings and Consents.
          ------------------------------------------------

     2.4.1 The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with, result in the breach of any of the terms or conditions of, or constitute a default under, the organizational documents of the Company or any of its subsidiaries; (ii) assuming that all consents, authorizations and approvals contemplated by Section 2.4.2 have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, statute, regulation, rule, ordinance, judgment, injunction, writ, award, order or decree binding upon or applicable to the Company, any of its subsidiaries or any of their respective properties; (iii) assuming that the stockholder approval specified in Section 5.4.1 has been obtained, conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of modification, termination, cancellation, or loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of, any agreement, contract, license or other instrument binding upon the Company, any of its subsidiaries or any of their respective properties, or allow the acceleration of the performance or maturity of any obligation of the Company or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective assets or properties is subject or bound; or (v) result in the creation or imposition of any Lien on any asset or property of the Company or any of its subsidiaries.

     2.4.2 Except as set forth on Schedule 2.4, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, or notice to, any governmental body, agency, official or authority (either domestic or foreign) other than compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     2.5  SEC Reports.
          -----------

     2.5.1 The Company has filed all required forms, reports and documents with the SEC since December 31, 1993 (collectively, the "SEC Reports"), each of which has complied with applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has previously provided complete and correct copies of each of the SEC Reports filed on or prior to the date of this Agreement to Purchaser.

     2.5.2 Except as reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries as of December 30, 1996 previously provided to Purchaser by the Company (the "December 30 Financials"), the Company and its subsidiaries have no liabilities of any nature (whether arising out of contract, tort, statute or otherwise and whether direct or indirect, accrued, matured or unmatured, asserted or unassorted, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles (all of such liabilities being collectively referred to as "Liabilities"), except for Liabilities incurred in the ordinary course of business since December 30, 1996 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     2.6  Absence of Certain Changes.  Since September 30, 1996, except as
          --------------------------
specifically disclosed in the SEC Reports filed on or prior to the date of this Agreement or as disclosed in the December 30 Financials, neither the Company nor any of its subsidiaries has entered into any transaction, or conducted its business or operations, other than in the ordinary course of business consistent with past practice. Since September 30, 1996, except as specifically disclosed in the SEC Reports filed on or prior to the date of this Agreement or as disclosed in the December 30 Financials, there has not been any material adverse change in the business, assets, liabilities, results of operations, properties, financial or operating condition or prospects of the Company and its subsidiaries, taken as a whole, nor has there been any material adverse change in the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

     2.7  Brokers.  No broker, finder, investment banker or other person (other
          -------
than Alex. Brown & Sons, Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.8  Absence of Litigation.  Except as specifically disclosed in the SEC
          ---------------------
Reports filed on or prior to the date of this Agreement or as set forth on
Schedule 2.8 to this Agreement, there is no action, suit, claim, arbitration, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its subsidiaries or any of their respective businesses or properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby; or (iii) alleges criminal action or inaction by the Company, any of its subsidiaries or any of their directors, officers or employees. Except as specifically disclosed in the SEC Reports filed on or prior to the date of this Agreement, or as set forth on Schedule 2.8 to this Agreement, neither the Company nor any of its subsidiaries nor any of their respective businesses or properties are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which would interfere with the consummation of the transactions contemplated by this Agreement.

     2.9  Taxes.  Each of the Company and its subsidiaries has filed all
          -----
federal, state, county, local and foreign tax returns and reports, or requests for extensions to file such returns and reports, which the Company and its subsidiaries were required to have filed on or before the date hereof. All tax returns and reports filed by the Company or its subsidiaries are complete and accurate, except where the failure so to be complete and accurate would not reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries have paid (or the Company has paid on behalf of its subsidiaries) or has made adequate provision for the payment of all taxes shown as due on such returns and reflected in the most recent financial statements contained in the SEC Reports for all taxable periods and portions thereof accrued through the date of such financial statements. No deficiencies for any taxes or any penalties, interest or assessments have been proposed, asserted or assessed against the Company or its subsidiaries that are not adequately reserved for, pursuant to such returns or reports or pursuant to any assessment received with respect thereto. Except as set forth on Schedule 2.9, there is no pending audit or examination of any tax return of the Company or any of its subsidiaries by any Governmental Authority, nor has the Company or any of its subsidiaries received written notice of any such audit or examination and there are no unexpired waivers or agreements for the extension of time for the assessment of taxes on the Company or any of its subsidiaries or extension of any statute of limitations with respect to any taxes, and there are no pending nor has the Company or any of its subsidiaries received any written notice of any threatened actions, proceedings or investigations by any Governmental Authority with respect to taxes.

     2.10 Employee Benefits.
          -----------------

     2.10.1 The Company has delivered to the Purchaser copies (or if the same do not exist in written form, descriptions) of each formal, informal, oral or written bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock purchase or other issuance, severance or termination pay, hospitalization or other medical, life or other insurance (or similar self-insurance), supplemental unemployment benefits, profit-sharing, employee stock ownership, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement whether for the benefit of present or former officers, employees, agents, directors or independent contractors of the Company or any of its subsidiaries or any ERISA Affiliate, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414 of the Code (collectively, the "Plans"). Each of the Plans that is an "employee benefit plan," as that term is defined in section 3(3) of ERISA is collectively referred to herein as "ERISA Plans."

     2.10.2 No material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each ERISA Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the Initial Closing Date. Neither the Company nor any ERISA Affiliate is required to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Title IV of ERISA) that has not been fully paid.

     2.10.3 The PBGC has not instituted proceedings to terminate any ERISA Plan and no condition exists that presents a material risk that such proceedings will be instituted.

     2.10.4 Neither the Company nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could reasonably be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

     2.10.5 No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan, which could reasonably be expected to result in a material liability to the Company; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) have been timely made.

     2.10.6 Each Plan has been operated and administered in accordance with its terms and applicable law in all material respects, including, but not limited to, ERISA and the Code. No Plan is subject to any material dispute or proceeding other than relating to a routine claim for benefits.

     2.10.7 Except as set forth on Schedule 2.10.7, there are no material pending or (to the knowledge of the Company) threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     2.10.8 No fact exists that could reasonably be expected to result in the disqualification of any Plan that is intended to be qualified under Section 401(a) of the Code.

     2.11 Environmental Matters.  Except as set forth on Schedule 2.11 and other
          ---------------------
than any such exceptions to any of the following representations as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Company:

     2.11.1 There does not exist at, on, under or about any of the Real Property (as defined below), nor has there been any release of, any flammables, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, any underground storage tanks, any air, soil or water pollution or any other substance or material as may be defined as a hazardous or toxic substance under any federal, state or local governmental law, rule, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et. seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.) (collectively, "Hazardous Materials"), other than materials which have been stored and used in material compliance with applicable laws, rules, regulations and ordinances. None of the Real Property has been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials, other than materials which have been stored and used in material compliance with applicable laws, rules, regulations and ordinances. To the Company's knowledge, there are no Hazardous Materials located off the Real Property which originated therefrom. Neither the Company nor any of its subsidiaries has received any written citation, directive, notice, order, summons or warning from any Governmental Authority that Hazardous Materials have been stored or used in noncompliance with applicable laws, rules, regulations or ordinances.

     2.11.2 Neither the Company nor its subsidiaries have received any written citation, inquiry, order, notice, warning or other communication from (i) any Governmental Authority, or (ii) the current or prior owner or operator of any of the Real Property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any liability under any Environmental Law with respect to any of the Real Property or any other properties or assets (whether real, personal, or mixed) in which the Company or its subsidiaries has or had an interest.

     2.11.3 To the Company's knowledge, there are no existing or threatened claims, encumbrances or other restrictions of any nature, arising under or pursuant to any Environmental Law with respect to any of the Real Property or any other properties and assets (whether real, personal, or mixed) in which the Company or its subsidiaries has or had an interest.

     2.12 Intellectual Property.  Except as set forth on Schedule 2.12 and other
          ---------------------
than any such exceptions to any of the following representations as would not reasonably be expected to result in a Material Adverse Effect: (1) the Company and each of its subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (2) to the knowledge of the Company, the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person; and (3) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its subsidiaries.

     2.13 Material Contracts.  Except as set forth on Schedule 2.13, the Company
          ------------------
has provided or made available to Purchaser (i) true and complete copies of all written contracts, agreements (including, but not limited to, agreements relating to the purchase of food, ingredients and other supplies), commitments, arrangements, leases (including with respect to personal property) and other instruments to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound (A) which require payments to be made in excess of $500,000 per year for goods and/or services (including, without limitation, services performed by employees and independent contractors), (B) do not by their terms expire and are not subject to termination (without penalty to the Company or its subsidiaries as the case may be) within six months from the date of the execution and delivery thereof and require payments to be made in excess of $500,000, or (C) to which any director, officer or holder of more than 5% of the outstanding shares of Common Stock or any of their respective affiliates (other than the Company and its subsidiaries) are a party (the agreements set forth in (A) through (C) being collectively referred to herein as "Material Contracts"). Except as set forth on Schedule 2.13, each Material Contract is in full force and effect, enforceable in accordance with its terms, and neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any material respect under or in material breach of any such Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default or breach. To the Company's knowledge, no party to any Material Contract has threatened to terminate such contract.

     2.14 Compliance.  Except as set forth on Schedule 2.14 and other than any
          ----------
such exceptions to any of the following representations as would not reasonably be expected to result in a Material Adverse Effect: (a) neither the Company nor any of its subsidiaries is in violation of, nor has the Company or any of its subsidiaries violated, any applicable provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective properties are bound or affected; (b) the Company and each of its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit; (c) except as disclosed in the SEC Reports filed on or prior to the date of this Agreement, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority, including, without limitation, those that govern the operation of restaurants; and (d) except as disclosed in the SEC Reports filed on or prior to the date of this Agreement, as of the date of this Agreement, no investigation by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or threatened.

     2.15 Related Party Transactions.  Except as set forth on Schedule 2.15 and
          --------------------------
except as disclosed in the SEC Reports, no director, officer, more than 5% shareholder or affiliate of the Company or any of its subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its subsidiaries; (ii) owns more than a 5% equity interest in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person which is a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries; or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries, in all cases other than travel and other expenses and reimbursements, company car charges and other similar transactions which are customary in amount and in the ordinary course of business.

     2.16 Real Property.
          -------------

     2.16.1 The Company and each of its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (1) to the extent reflected or reserved against in the most recent balance sheet of the Company included in the SEC Reports filed on or prior to the date of this Agreement; (2) taxes and general and special assessments not in default and payable without penalty and interest or being contested in good faith; (3) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (4) leases to third parties; (5) as set forth on Schedule 2.16; and (6) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's, or any of its subsidiaries', use and enjoyment of such real property or materially detract from or diminish the value thereof.

     2.16.2 The Company has previously delivered to Purchaser correct and complete copies of all leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all modifications, amendments and supplements thereto). Each Real Property Lease is valid, binding and in full force and effect and, to the knowledge of the Company, no termination event or condition or uncured default on the part of the Company or any such subsidiary or the landlord, exists under any Real Property Lease. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) to the extent reflected or reserved against in the most recent balance sheet of the Company included in the SEC Reports filed on or prior to the date of this Agreement,
(ii) taxes and general and special assessments not in default and payable without penalty and interest or being contested in good faith; (iii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, or which are being contested in good faith by appropriate proceedings, (iv) leases to third parties, (v) as set forth on Schedule 2.16, and (vi) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof. All of the real property owned by the Company or its subsidiaries together with all real property subject to the Real Property Leases is collectively referred to as the "Real Property".

     2.16.3 Except as set forth on Schedule 2.16 and other than any such exceptions to any of the following representations as would not reasonably be expected to result in a Material Adverse Effect: (a) none of the Real Property or the businesses conducted by the Company and its subsidiaries thereon are in material violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility easement; (b) there are no material challenges or appeals pending regarding the amount of the taxes on, or the assessed valuation of, the Real Property and no special arrangements or agreements exist with any governmental authority with respect thereto; (c) there are no condemnation proceedings pending or, to the best of the Company's knowledge, threatened with respect to any portion of the Real Property; and (d) there is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the best of the Company's knowledge, threatened with respect to any portion of the Real Property.

     2.17 Labor Matters.  Except as set forth on Schedule 2.17 and other than
          -------------
any such exceptions to any of the following representations as would not result in a Material Adverse Effect: (a) the Company and each of its subsidiaries is
(i) in compliance with all federal and state laws respecting (A) employment and employment practices (including immigration laws relevant to employment), and
(B) terms and conditions of employment and wages and hours, and (ii) not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending before the National Mediation Board, the National Labor Relations Board, or any comparable state or local agency, (c) there is no (x) labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, or (y) labor grievance or pending arbitration involving the Company or any of its subsidiaries; (d) neither the Company nor any of its subsidiaries has experienced any work stoppage or other material labor difficulty during the three-year period prior to the date of this Agreement; (e) there are no collective bargaining agreements, union contracts or similar types of agreements by which the Company or any of its subsidiaries is bound or covered; (f) there are no union representation petitions pending before the National Labor Relations Board, and no union within the past three years has sought or demanded recognition by the Company or any of its subsidiaries; and (g) there is no union organizing activity, to the knowledge of the Company, currently in progress involving the Company or any of its subsidiaries.

     2.18 Takeover Status.  No "fair price", "moratorium", "control share
          ---------------
acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the Delaware General Corporation Law, applicable to the Company or any of its subsidiaries is applicable to the transactions contemplated hereby.

     2.19 Voting Requirements.  The stockholder approval specified in Section
          -------------------
5.4.1 is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated hereby.

     2.20 Compliance with Securities Laws.  The Company has not taken, and will
          -------------------------------
not take, any action which would subject the sale of the Initial Shares or the Additional Shares pursuant to this Agreement to the provisions of Section 5 of the Securities Act, or violate the registration or qualification provisions of any securities or blue sky laws of any applicable jurisdiction, and, based in part on the representations of Purchaser in Section 3.6 hereof, the sale of the Initial Shares and the Additional Shares pursuant to this Agreement complies with all applicable requirements of federal and state securities and blue sky laws.

                 ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF
                               PURCHASER AND ALPHA

     Purchaser and Alpha hereby jointly and severally represent and warrant to the Company as follows:

     3.1  Organization.  Purchaser is a limited liability company duly
          ------------
organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Alpha is a validly existing general partnership under the laws of the State of Illinois. Alpha has all requisite power and authority to own, lease and operate the properties and to carry on its business as now being conducted.

     3.2  Authority Relative to this Agreement.  Each of Purchaser and Alpha has
          ------------------------------------
all necessary power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions
contemplated hereby.   The execution, delivery and performance of this Agreement
and the consummation of the
transactions contemplated hereby have been duly and validly authorized by the members of Purchaser and the partners of Alpha, and no other proceedings on the part of Purchaser or Alpha are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Alpha and constitutes a legal, valid and binding agreement of Purchaser and Alpha, enforceable against each of Purchaser and Alpha in accordance with its terms.

     3.3  Non-Contravention; Required Filings and Consents.
          ------------------------------------------------

     3.3.1 The execution, delivery and performance by Purchaser and Alpha of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of Purchaser or Alpha; or (ii) assuming that all consents, authorizations and approvals contemplated by Section 3.3.2 have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser or Alpha or any of its respective properties.

     3.3.2 The execution, delivery and performance by Purchaser and Alpha of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, or notice to, any governmental body, agency, official or authority (either domestic or foreign) other than compliance with any applicable requirements of the HSR Act.

     3.4  Brokers.  No broker, finder, investment banker or other person is
          -------
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Alpha.

     3.5  Absence of Litigation.  As of the date hereof, there is no action,
          ---------------------
suit, claim, investigation or proceeding pending against, or to the knowledge of Purchaser or Alpha, threatened against or affecting Purchaser or Alpha or any of its properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. As of the date hereof, neither Purchaser nor Alpha or any of its properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

     3.6  Investment Intent.  Purchaser is purchasing the Initial Shares and the
          -----------------
Additional Shares for its own account for investment, and not with a view to, or for resale in connection with, any public distribution of the Initial Shares or the Additional Shares.

                             ARTICLE 4.  COVENANTS

     4.1    Conduct of the Business.  During the period from the date of this
            -----------------------
Agreement and continuing through the Additional Closing, the Company agrees as to the Company and its subsidiaries that (except to the extent that Purchaser shall otherwise consent in writing):

     4.1.1 The Company and each of its subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

     4.1.2 The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock (whether in cash, stock, or property or any combination thereof); (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries, except as required by the terms of its securities outstanding on the date hereof, as contemplated by this Agreement or as contemplated by employee benefit and dividend reinvestment plans as in effect on the date hereof.

     4.1.3 The Company shall not, and shall cause its subsidiaries not to, amend or propose to amend its Certificate of Incorporation or By-Laws or, except as contemplated by Section 4.8 hereof or the Standstill Agreement, elect or appoint any person a director of any of them who is not serving as such on the date hereof.

     4.1.4 The Company shall not, nor shall it permit any of its subsidiaries to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except for such transactions which involve aggregate consideration of less than $500,000.

     4.1.5 Other than dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole and dispositions of Real Property that have been approved by the Board of Directors of the Company prior to the date hereof, and except for any other such transactions which involve aggregate consideration of less than $500,000, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

     4.1.6 The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries.

     4.1.7 The Company shall not, and shall not permit any of its subsidiaries to, enter into any agreement providing for the acceleration of payment or performance or other consequences as a result of any of the transactions contemplated by this Agreement.

     4.1.8 The Company shall not, and shall not permit any of its subsidiaries to, enter into any new lines of business or otherwise make material changes to the operation of its business.

     4.2  No Solicitation.
          ---------------

     4.2.1 The Company will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any sale, transfer, liquidation or other disposition, directly or indirectly, of all or any material part of the assets or the capital stock of the Company, including, without limitation, any such transaction involving one or more subsidiaries of the Company, or any business combination, tender offer, exchange offer, merger, recapitalization or other transaction which would result in the issuance or transfer of a more than 5% equity or voting interest in the Company, or any instrument or right convertible into or exchangeable for any such interest (a "Competing Transaction"). Until the earlier of the Additional Closing or the termination of this Agreement, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its subsidiaries, (i) solicit, initiate or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a Competing Transaction, (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any non-public information or data to any person relating to, any Competing Transaction, or (iii) agree to, provide or recommend any Competing Transaction;

provided, that nothing contained in this Section 4.2 shall prevent the Company
--------
from (A) furnishing non-public information or data to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written proposal for a Competing Transaction by such person or recommending an unsolicited bona fide written proposal for a Competing Transaction to the stockholders of the Company, if and only to the extent that a majority of the Company's independent directors determine in good faith, based upon the written advice of independent financial advisors, that such Competing Transaction would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement and a majority of the Company's independent directors determine in good faith, based upon the written advice of independent legal counsel, that such action is required for the discharge of their fiduciary duties to stockholders under applicable law, or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. If a majority of the independent directors determine in good faith that any proposal for a Competing Transaction constitutes a Superior Proposal (as defined below), the

Board shall promptly give written notice, specifying the structure and material terms of such Superior Proposal (a "Notice of Superior Proposal") to Purchaser, provided that the Company shall be permitted to refrain from making such disclosure to the extent that the independent directors of the Company have determined in good faith, based upon written advice of independent legal counsel, that such action is required for the discharge of their fiduciary duties to stockholders under applicable law. The Board may (subject to the following sentences of this subsection and compliance with Section 4.11), to the extent a majority of the independent directors of the Company determine in good faith based upon written advice of independent legal counsel that it is necessary in order to comply with their fiduciary duties under applicable law,
(i) approve or recommend any such Superior Proposal, (ii) approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, or (iii) terminate this Agreement, in each case at any time after the third business day following delivery to Purchaser of the Notice of Superior Proposal (each of the actions referred to in clauses (i) through (iii) of this sentence being hereinafter referred to as a "Superior Proposal Event"). The Company may take any of the foregoing actions pursuant to the preceding sentence only if the proposal for a Competing Transaction that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Purchaser prior to the expiration of the three business day period specified in the preceding sentence. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal for a Competing Transaction that a majority of the independent directors of the Company determine in their good faith reasonable judgment, based on the written advice of independent financial advisors, to be made by a person with the financial ability to consummate such proposal and to provide greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by this Agreement or otherwise proposed by Purchaser as contemplated above.

     4.2.2 The Company shall notify Purchaser immediately (but in no event later than 24 hours) after receipt by the Company of any proposal for a Competing Transaction. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, provided that the Company shall be permitted to refrain from making such disclosure to the extent that the independent directors of the Company have determined in good faith, based upon written advice of independent legal counsel, that such action is required for the discharge of their fiduciary duties to stockholders under applicable law.

     4.3  Notification of Certain Matters.  The Company shall promptly provide
          -------------------------------
Purchaser (or its counsel) with copies of all filings made by the Company with the SEC or any other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     4.4  Access to Information.  Subject to applicable law, between the date
          ---------------------
hereof and the Additional Closing Date, the Company will give each of Purchaser and its counsel, financial advisors, auditors, and other authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit each of Purchaser and its counsel, financial advisors, auditors and other authorized representatives to make such inspections as Purchaser may reasonably request and will cause the Company's and its subsidiaries' officers to furnish Purchaser or its representatives with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request. All such information obtained pursuant to this Section shall be subject to the Confidentiality Agreement.

     4.5  Reasonable Best Efforts.  Subject to the terms and conditions herein
          -----------------------
provided, and subject to the fiduciary duties of the Company's Board of Directors to stockholders under applicable law, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Purchaser and the Company shall cooperate with one another (i) in the preparation and filing of any required filings under the HSR Act; (ii) in determining whether action by or in respect of, or filing with, any Governmental Authority is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement; and (iii) in seeking timely to obtain any such actions, consents and waivers and to make any such filings.

     4.6  Public Announcements.  The Company and Purchaser will consult with
          --------------------
each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement (including any announcements to employees of the Company or its subsidiaries), and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by applicable rules of any securities exchange or inter-dealer quotation system.

     4.7  Stockholders' Meeting.  The Company, acting through the Board, shall,
          ---------------------
in accordance with applicable law, as soon as practicable:

     4.7.1 duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon the issuance of the Additional Shares in accordance with the terms of this Agreement;

     4.7.2 include in the proxy statement to be distributed to the Company's stockholders in connection with the issuance of the Additional Shares, including any amendments or supplements thereto (the "Proxy Statement"), the recommendation of the Board that stockholders of the Company vote in favor of the approval of the issuance of the Additional Shares in accordance with the terms of this Agreement;

     4.7.3 use its best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and (B) to obtain the necessary approvals by its stockholders of the issuance of the Additional Shares in accordance with the terms of this Agreement; and

     4.7.4 cause the Proxy Statement (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     4.7.5 The Company shall not be obligated to take the actions set forth in Sections 4.7.1, 4.7.2 and 4.7.3, if and only to the extent, that a majority of the Company's independent directors determine in good faith, based upon the written advice of independent legal counsel, that the discharge of their fiduciary duties to stockholders under applicable law requires that such actions not be taken.

     4.8  Board of Directors.  The Company hereby agrees to take all action
          ------------------
within its power to cause two of the members of the Board to be replaced on the Initial Closing Date by persons designated by Purchaser.

     4.9  New York Stock Exchange Listing.  As promptly as practicable following
          -------------------------------
the execution of this Agreement, the Company will apply to the New York Stock Exchange to list the Initial Shares and the Additional Shares, and the Company will use its reasonable efforts to cause the Initial Shares and the Additional Shares to be listed on the New York Stock Exchange at the Initial Closing Date or the Additional Closing Date, as applicable, subject to official notice of issuance.

     4.10    Limitations on Transfer of Initial Shares and Additional Shares.
             ---------------------------------------------------------------
(a) Purchaser agrees not to sell, transfer, assign, offer, pledge or otherwise dispose of all or any portion of the Initial Shares or the Additional Shares unless (i) Purchaser is in compliance with the provisions of the Standstill Agreement and (ii) either (A) a registration statement relating thereto has been duly filed and becomes effective under the Securities Act and all applicable state securities laws or (B) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of the Securities Act and such laws (as evidenced by an opinion of counsel for Purchaser reasonably satisfactory in form and substance to the Company or, in the case of a transfer by Purchaser to any of its affiliates, other evidence reasonably satisfactory to the Company).

          (b) Purchaser also agrees to the placing on the certificates representing the Initial Shares or the Additional Shares of a legend, in substantially the following form, referring to the restrictions set forth in the immediately foregoing paragraph:

           "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws. The securities evidenced by this certificate are subject to the restrictions on transfer contained in the Standstill Agreement dated as of March 10, 1997 to which the Company is a party, as amended, supplemented or otherwise modified from time to time, and may not be transferred except in compliance therewith."

     4.11  Expense Reimbursement and Break-Up Fee.  If Purchaser shall have
           --------------------------------------
elected not to proceed with the Additional Closing pursuant to Section 8.3(b) hereof, or if Purchaser or the Company shall have elected not to proceed with the Additional Closing pursuant to Section 8.3(c) hereof and no Competing Transaction shall have been proposed which has a value per share of Common Stock in excess of $5.75, the Company shall reimburse Purchaser for out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated hereby, including without limitation, all expenses incurred in connection with this Agreement, the negotiations leading to its execution, the due diligence investigations of the Company, the preparation and negotiation of any related agreements, and all fees and expenses incurred by Purchaser and its affiliates to investment bankers, accountants, attorneys and other representatives, provided that the Company shall not be obligated to reimburse Purchaser for more than $250,000 of such expenses in the aggregate. If (i) Purchaser shall have elected not to proceed with the Additional Closing pursuant to Section 8.3(a) hereof, (ii) Purchaser or the Company shall have elected not to proceed with the Additional Closing pursuant to Section 8.3(c) hereof and a bona fide definitive proposal with respect to a Competing Transaction shall have been presented to the Company and publicly announced prior to the vote of the Company's stockholders in accordance with Section 5.4.1, which has a value per share of Common Stock in excess of $5.75, or (iii) the Company shall have elected not to proceed with the Additional Closing pursuant to Section 8.3(d) hereof, then in the case of any of (i), (ii) or (iii) of this Section 4.11, the Company will pay $1,000,000 to Purchaser. In the event the immediately preceding sentence of this Section 4.11 is applicable, then the first sentence of this Section 4.11 will not be applicable.

     4.12 Use of Proceeds.  The Company will use the net proceeds derived by it
          ---------------
from the issuance of the Initial Shares and the Additional Shares to repay indebtedness, whether at scheduled maturity or, at the option of the Company, at an earlier time, and until so used will be held by the Company in appropriate fixed income investments.

     4.13 Guarantee of Alpha.  Alpha hereby irrevocably and unconditionally
          ------------------
guarantees the performance by Purchaser of all of its obligations hereunder and under the other agreements and documents contemplated hereby, including without limitation the obligation of Purchaser to purchase the Additional Shares subject to the terms and conditions hereof.

                        ARTICLE 5.  CONDITIONS PRECEDENT

     5.1  Conditions to Each Party's Obligations with Respect to Sale and
          ---------------------------------------------------------------
Purchase of the Initial Shares.  The respective obligations of each party hereto
------------------------------
to consummate the sale and purchase of the Initial Shares are subject to the satisfaction at or prior to the Initial Closing of the following conditions:

     5.1.1 There shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the issuance of the Initial Shares or any of the other transactions contemplated by this Agreement which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other Governmental Authority.

     5.1.2 All regulatory approvals necessary for the consummation of the issuance of the Initial Shares shall have been obtained and there shall have been no material modification to the terms of the transactions contemplated by this Agreement.

     5.1.3 The parties shall have entered into a Standstill Agreement with respect to the Initial Shares and the Additional Shares in the form of Exhibit A hereto (the "Standstill Agreement").

     5.2  Conditions to the Obligation of Purchaser with Respect to Purchase of
          ---------------------------------------------------------------------
the Initial Shares.  The obligation of Purchaser to consummate the purchase of
------------------
the Initial Shares is subject to the satisfaction at or prior to the Initial Closing of the following further conditions:

     5.2.1 The Company shall have performed in all material respects its covenants, agreements and obligations under this Agreement up to the Initial Closing.

     5.2.2 Except as otherwise contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true and correct, and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Initial Closing as though newly made at and as of that time.

     5.2.3 The Company shall have executed and delivered, or caused to be executed and delivered, to Alpha, such certificates, opinions and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by Alpha, including without limitation, an opinion of Simpson Thacher & Bartlett, in the form of Exhibit 5.2.3.

     5.3  Conditions to the Obligation of the Company with Respect to Sale of
          -------------------------------------------------------------------
the Initial Shares.  The obligation of the Company to consummate the sale of the
------------------
Initial Shares is subject to the satisfaction at or prior to the Initial Closing of the following further conditions:

     5.3.1 Purchaser shall have performed in all material respects its covenants, agreements and obligations under this Agreement up to the Initial Closing.

     5.3.2 Except as otherwise contemplated by this Agreement, the representations and warranties of Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct, and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Initial Closing as though newly made at and as of that time.

     5.3.3 Purchaser shall have executed and delivered, or caused to be executed and delivered, to the Company, such certificates, opinions and other documents related to the consummation of the transactions contemplated hereby as may be reasonably requested by the Company.

     5.4  Conditions to Each Party's Obligations with Respect to Sale and
          ---------------------------------------------------------------
Purchase of the Additional Shares.  The respective obligations of each party
---------------------------------
hereto to consummate the sale and purchase of the Additional Shares are subject to the satisfaction at or prior to the Closing of the following conditions:

     5.4.1 The issuance of the Additional Shares in accordance with the terms of this Agreement shall have been approved by a majority of the votes cast by holders of the Company's Common Stock on the proposal, provided that the holders of a majority of the outstanding Common Stock of the Company cast votes on the proposal.

     5.4.2 There shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the issuance of the Additional Shares or any of the other transactions contemplated by this Agreement which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other Governmental Authority.

     5.4.3 All regulatory approvals necessary for the consummation of the issuance of the Additional Shares shall have been obtained.

     5.4.4 Any waiting period applicable to the issuance of the Additional Shares under the HSR Act shall have terminated or expired.

     5.4.5 Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 8.1 hereof or elected not to proceed with the Additional Closing pursuant to Section 8.3 hereof.

     5.5  Conditions to the Obligation of Purchaser with Respect to Purchase of
          ---------------------------------------------------------------------
the Additional Shares.  The obligation of Purchaser to consummate the purchase
---------------------
of the Additional Shares is subject to the satisfaction at or prior to the Additional Closing of the following further condition:

     5.5.1 The Company shall have performed in all material respects its covenants, agreements and obligations under this Agreement up to the Additional Closing.

     5.6  Conditions to the Obligation of the Company with Respect to Sale of
          -------------------------------------------------------------------
the Additional Shares.  The obligation of the Company to consummate the sale of
---------------------
the Additional Shares is subject to the satisfaction at or prior to the Additional Closing of the following further condition:

     5.6.1 Purchaser shall have performed in all material respects its covenants, agreements and obligations under this agreement up to the Additional Closing.

                      ARTICLE 6. INDEMNIFICATION; REMEDIES

     6.1  Survival of Representations and Warranties.  All representations and
          ------------------------------------------
warranties specifically set forth in this Agreement will survive the Initial Closing and the Additional Closing and will survive for the periods specified in
Section 6.4.

     6.2  Indemnification and Payment of Damages by the Company.  The Company
          -----------------------------------------------------
will indemnify and hold harmless Purchaser and its stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including reasonable attorneys' fees and expenses) or diminution of value (collectively, "Damages") actually incurred by the Indemnified Persons, arising, directly or indirectly, from or in connection with: (a) any breach of any representation or warranty specifically made by the Company in this Agreement; (b) any breach by the Company of any covenant or obligation of the Company specifically contained in this Agreement; (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company (or any Person acting on behalf of the Company) in connection with any of the transactions contemplated hereby. A diminution of the value of Purchaser's holdings of the Company's Common Stock will be included in the definition of Damages actually incurred in the preceding sentence if and to the extent that, but only if and to the extent that, it can be established that such diminution of value was caused by one or more events or conditions which also constitute one or more of the matters referred to in clauses (a), (b) and (c) of this Section 6.2. The remedies provided in this Section 6.2 will be the sole remedies available to Purchaser and the other Indemnified Persons with respect to the matters referred to in clauses (a), (b) and (c) of this Section 6.2, provided that the foregoing shall not limit any right to specific performance or injunctive relief that a party may otherwise have.

     6.3  Indemnification and Payment of Damages by Purchaser.  Purchaser will
          ---------------------------------------------------
indemnify and hold harmless the Company, and will pay to the Company the amount of any Damages actually incurred by the Company, arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty specifically made by Purchaser in this Agreement, (b) any breach by Purchaser of any covenant or obligation of Purchaser specifically contained in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby. The remedies provided in this Section 6.3 will be the sole remedies available to the Company with respect to the matters referred to in clauses (a), (b) and (c) of this Section 6.3, provided that the foregoing shall not limit any right to specific performance or injunctive relief that a party may otherwise have.

     6.4  Time Limitations.  The Company will have no liability (for
          ----------------
indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Initial Closing Date or the Additional Closing Date, other than those in Sections 2.9 or 2.11, unless on or before the first anniversary of the Additional Closing Date (or the first anniversary of the Initial Closing Date if the Additional Closing shall not have occurred by such anniversary date), Purchaser notifies the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; a claim with respect to Sections
2.9 or 2.11 may be brought at any time on or before the fourth anniversary of the Additional Closing Date (or the fourth anniversary of the Initial Closing Date if the Additional Closing shall not have occurred by such anniversary date). If the Initial Closing and/or the Additional Closing shall occur, Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Initial Closing Date or the Additional Closing Date, unless on or before the first anniversary of the Additional Closing Date (or the first anniversary of the Initial Closing Date if the Additional Closing shall not have occurred by such anniversary date) the Company notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company.

     6.5  Limitations On Amount.  (a) The Company will have no liability to
          ---------------------
Purchaser pursuant to clause (a) of Section 6.2, and, with respect to Section
4.1 hereof, pursuant to clause (b) of Section 6.2, until the total of all Damages with respect to such matters exceeds $1,500,000, and then only for the amount by which such Damages exceed $1,500,000. The liability of the Company to Purchaser pursuant to clause (a) of Section 6.2 and, with respect to Section 4.1 hereof, pursuant to clause (b) of Section 6.2, shall not exceed $5,000,000 in the aggregate.

     (b) Purchaser will have no liability to the Company pursuant to clause (a) of Section 6.3 until the total of all Damages with respect to such matters exceeds $1,500,000, and then only for the amount by which such Damages exceed $1,500,000. The liability of

Purchaser to the Company pursuant to clause (a) of Section 6.3 shall not exceed $5,000,000 in the aggregate.

     6.6  Other Limitations. The Company will have no liability to Purchaser or
          -----------------
the Indemnified Persons for any breach of representation or warranty to the extent that the Company can establish that Purchaser or Alpha had actual knowledge of the facts which form the basis of such claim prior to the Initial Closing Date. Purchaser will have no liability to the Company for any breach of representation or warranty to the extent that Purchaser can establish that the Company had actual knowledge of the facts which form the basis of such claim prior to the Initial Closing Date.

     6.7  Procedure for Indemnification. Promptly upon an indemnified party
          -----------------------------
under Section 6.2 or 6.3 becoming aware of a claim it may have against an indemnifying party under such Section, such indemnified party will if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party, but the failure so to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that it shall have been materially prejudiced by the indemnifying party's failure to give such notice. The parties shall cooperate in resolving questions as to Damages payable under Section 6.2 or 6.3 and determining the amount of any Damages payable. If the parties shall not be able, for a period of 30 days, to concur and agree upon the amount of Damages payable under said Section, as applicable, either party may, upon the expiration of such number of days, submit such difference to a court of competent jurisdiction in the United States of America for final determination. The final determination of such court with respect to any difference so submitted, after all appeals have been taken or the time to appeal shall have expired (the "Final Determination"), shall be conclusive and binding upon the parties. Promptly after the exact amount and nature of any Damages under Section 6.2 or 6.3 payable has been determined or agreed upon by the parties or fixed by a Final Determination, the indemnifying party shall pay such Damages to the indemnified party. Such Damages shall be deemed to be due and payable by the indemnifying party as of a date no later than the date when notice of the claim therefor was first given to the indemnifying party on behalf of the indemnified party.

                            ARTICLE 7.  DEFINITIONS

     7.1  Definitions.  The following terms shall have the meanings set forth
          -----------
below unless otherwise defined herein.

     "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" means the letter agreement dated December 24, 1996 between Alex. Brown & Sons Incorporated and Equity Group Investments, Inc.

     "Employee Options" means options to purchase shares of Common Stock issued pursuant to the Company's 1989 Non-Qualified Stock Option Plan, 1992 Stock Option Plan, 1996 Stock Option Plan and the Stock Option Agreement dated June 1, 1988 between the Company and William Kuntz.

     "Environmental Law" means any legal requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

         (e) protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting

Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a consistent basis.

     "Governmental Authority" means any national, supranational, federal, state or local legislative body, court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     "Intellectual Property" means trademarks, service marks, certification marks, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, processes, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, division, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     "knowledge" of the Company means the actual knowledge of William Kuntz, Roy Bream, Timothy Halverson, Stephen McGillin, Randall McNamara or James Wendler.

     "Liens" means security interests, mortgages, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever.

     "Material Adverse Effect" with respect to any person means a material adverse effect on the business, assets, liabilities, results of operations, properties, financial or operating condition or prospects of such person and its subsidiaries taken as a whole or the ability of such person (and to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or consummate the transactions contemplated hereby.

     "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "subsidiary" or "subsidiaries" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

     "taxes" shall mean all taxes, however denominated, including, without limitation, any interest, penalties, assessments or deficiencies or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which is required to be paid, withheld or collected.

                           ARTICLE 8.  MISCELLANEOUS

     8.1  Termination.  This Agreement may be terminated at any time:
          -----------

          (a)   by mutual consent of the Company and Purchaser;

          (b) by either Purchaser or the Company, if the Initial Closing shall not have occurred on or before March 31, 1997, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate the Agreement to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Initial Closing; or

          (c) as provided in Section 8.3, by the specific party identified therein as may have right to elect not to proceed with the Additional Closing; provided that such termination shall not affect the rights and obligations of the parties under Section 4.11 hereof.

     8.2  Procedure upon Termination.  In the event of the termination and
          --------------------------
abandonment of this Agreement by a party hereto, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

     8.3  Abandonment of Additional Closing.  The specified party or parties may
          ---------------------------------
elect not to proceed with the Additional Closing as follows:

          (a) Purchaser, upon notice to the Company, if (i) a bona fide definitive proposal with respect to a Competing Transaction which has a value per share of Common Stock in excess of $5.75 shall have been presented to the Company and publicly announced prior to the vote of the Company's stockholders in accordance with Section 5.4.1, and the Additional Closing shall not have occurred on or before September 30, 1997, or (ii) there shall have been a Superior Proposal Event;

          (b) Purchaser, upon notice to the Company, if the Additional Closing shall not have occurred on or before September 30, 1997, unless the absence of such occurrence shall be due to the failure of Purchaser to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Additional Closing.

          (c) Purchaser or the Company, upon notice to the other, if the Company's stockholders fail to adopt the proposal specified in Section
     5.4.1 at the forthcoming meeting of the Company's stockholders; or

          (d) the Company, upon notice to Purchaser, in the event of its receipt of a Superior Proposal.

     8.4    Amendment.  This Agreement may be amended by the parties hereto, but
            ---------
may only be amended by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     8.5    Extension; Waiver.  At any time prior to the Additional Closing
            -----------------
Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of any of the other parties hereto contained herein, and (c) waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

     8.6    Execution in Counterparts; Facsimile Signatures.  This Agreement may
            -----------------------------------------------
be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. A facsimile copy of a signature of a party to this Agreement or any such counterpart shall be fully effective as if an original signature.

     8.7    Notices.  All notices and other communications given or made
            -------
pursuant hereto shall be in writing and shall be deemed to have been given or made when delivered personally or three business days after having been sent by registered or certified mail, postage prepaid, return receipt requested, or one business day after having been sent by

Federal Express or other comparable nationally recognized overnight courier service (receipt requested), as follows:

          If to the Company:

          Chart House Enterprises, Inc.
          115 South Acacia Avenue
          Solana Beach, California 92057
          Attention: Chief Executive Officer


          With a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York  10017
          Attention:  Robert L. Friedman


          If to Purchaser or Alpha to:

          Chart House Investors, LLC
          Two North Riverside Plaza, Suite 1900
          Chicago, Illinois 60606
          Attention: Phillip Handy


          With a copy to:

          Rosenberg & Liebentritt
          Two North Riverside Plaza
          Suite 600
          Chicago, Illinois  60606
          Attention: Alisa Singer

          and to

          Seyfarth, Shaw, Fairweather
           & Geraldson
          55 East Monroe Street - Suite 4200
          Chicago, Illinois 60603-5803
          Attention: Robert F. Weber
or to such other persons or at such other addresses as either party shall have designated by like notice in writing to the other party.

     8.8    Waivers.  No action taken pursuant to this Agreement shall be deemed
            -------
to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     8.9    Publicity.  None of the parties will issue any press release or
            ---------
otherwise make any public statements with respect to the transactions contemplated by this Agreement, without the prior consent of the other party hereto except as may be required by law.

     8.10    Severability.  If any provision of this Agreement shall be declared
             ------------
by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     8.11    Applicable Law.  This Agreement shall be governed by and construed
             --------------
in accordance with the laws of the State of Delaware.

     8.12    Headings.  The headings contained in this Agreement are inserted
             --------
for convenience only and do not constitute a part of this Agreement.

     8.13    Entire Agreement.  This Agreement, together with the agreements
             ----------------
attached as exhibits hereto, constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

     8.14    Assignment, Etc.  This Agreement shall inure to the benefit of and
             ----------------
be binding upon the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the parties' rights, interests or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment of this Agreement in breach of this provision shall be void and of no effect.

     8.15    No Third-Party Rights.  Nothing in this Agreement, expressed or
             ---------------------
implied, shall or is intended to confer upon any person other than the parties hereto or their respective successors or assigns any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.


                         CHART HOUSE ENTERPRISES, INC.


                         By:  /s/ WILLIAM R. KUNTZ, JR.
                            ---------------------------------
                            Name:  William R. Kuntz, Jr.
                            Title:  Executive Vice President


                            CHART HOUSE INVESTORS, LLC,
                            by ALPHA/ZFT PARTNERSHIP,
                            its managing member, by a
                            general partner of one of
                            its general partners


                         By:
                            ---------------------------------
                            Name:
                            Title:


                            ALPHA/ZFT PARTNERSHIP,
                            by a general partner of one
                            of its general partners,
                            solely for purposes of
                            Section 4.13 of this
                            Agreement


                         By:
                            ---------------------------------
                            Name:
                            Title:

     IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.


                         CHART HOUSE ENTERPRISES, INC.


                         By:
                            ---------------------------------
                            Name:
                            Title:


                            CHART HOUSE INVESTORS, LLC,
                            by ALPHA/ZFT PARTNERSHIP,
                            its managing member, by a
                            general partner of one of
                            its general partners


                         By:   /s/ SHELI Z. ROSENBERG
                            ---------------------------------
                            Name:  Sheli Z. Rosenberg
                            Title: Trustee


                            ALPHA/ZFT PARTNERSHIP,
                            by a general partner of one
                            of its general partners,
                            solely for purposes of
                            Section 4.13 of this
                            Agreement


                         By:   /s/ SHELI Z. ROSENBERG
                            ---------------------------------
                            Name:  Sheli Z. Rosenberg
                            Title: Trustee

                                      32